Exhibit 99

CB RICHARD ELLIS

May 6, 2004

7:00 a.m. PDT

Moderator

Ladies and gentlemen, thank you for standing by.  Welcome to the CB Richard Ellis first quarter 2004 results earnings call.  At this time all participants are in a listen-only mode.  Later we will conduct a question and answer session.

I would now like to turn the conference over to our host, Chief Financial Officer, Mr. Ken Kay. Please go ahead.

K. Kay

Thank you.  Thanks for joining us today for CB Richard Ellis’ first quarter 2004 earnings conference call.  It is my pleasure to welcome you to our regularly scheduled quarterly public call, covering our first quarter 2004 results.  Participating on the call with me this morning will be Ray Wirta, our Chief Executive Officer; Brett White, our President; Cal Frese, our Chief Operating Officer of the Americas; Ron Platisha, our Executive Vice President of Finance; Debbie Fan, our Treasurer; and Gil Borok, our Global Controller.

Before we get started, I want to mention that we may make forward-looking statements during the course of this call.  These statements should be considered as estimates only, and actual results may ultimately differ from these estimates.  CB Richard Ellis undertakes no obligation to update or publicly revise any of the forward-looking statements that you may hear today.  Please refer to our annual report on Form 10-K and our quarterly reports on Form 10-Q for a full discussion of the risks and other factors that may impact any estimates that you may hear today.

Just as a reminder, this is a public call and our responses to questions must be limited to information that is acceptable for dissemination within the public domain.  In addition, we may make certain statements during the course of this call that include references to non-GAAP financial measures, as defined by SEC regulations.  As required by these regulations, we have provided a reconciliation of these measures to what we believe are the most directly comparable GAAP measures, which is available in the first quarter earnings press release.

Let’s initially take a look at the numbers for the quarter. I’ll then turn the call over to Brett to review the operations in greater detail. Ray will then conclude with some overall comments.

Revenue for the first quarter totaled $441 million. This was $177.3 million or approximately 67% higher than the prior year quarter, due to various operational factors that Brett will elaborate on, as well as the favorable impact of foreign currency translation rates, which contributed $17.4 million to the revenue increase.

Cost of services for the quarter of $222 million was $98.4 million or approximately 80% higher than the prior year quarter, driven primarily by the inclusion of the results of Insignia Financial Group, as well as higher commission expense and bonus accruals related to increased transaction revenue.  In addition, payroll-related costs, including worldwide insurance and benefits, were higher than the same period last year, primarily due to increased headcount as a result of the inclusion of Insignia.

Operating expense for the first quarter totaled $199.3 million, which was $73.1 million or approximately 58% higher than the prior year quarter.  The increase was primarily due to the inclusion of Insignia, higher payroll-related expenses and bonus accruals resulting from improved operating performance, integration expenses of $3.1 million and increased occupancy costs in the U.K.

The increase in foreign currency translation rates versus the dollar comprised $17.3 million of the overall increase in cost of services and operating expenses.

EBITDA for the quarter totaled $12.3 million, which included $10 million of merger-related expenses and approximately $3.1 million in integration expenses associated with the Insignia transaction, which obviously distorted the underlying improved performance of the business.

Interest expense for the quarter totaled $20.7 million, which was $6.4 million higher than the prior year quarter.  The increase was primarily due to the issuance of $200 million of senior unsecured notes in May 2003 and the additional $75 million term B loan under our credit agreement in July 2003, both in connection with the Insignia merger.

Amortization expense for the quarter increased $7.6 million, resulting from intangible assets acquired in connection with the acquisition of Insignia.  The intangible asset amortization primarily pertains to the revenue backlog acquired in the Insignia transaction.

The effective income tax rate decreased from 44% in the first quarter 2003 to 34% in 2004, primarily as a result of non-taxable gains recognized from the company’s deferred compensation plan during the quarter, compared to non-deductible losses experienced in the first quarter of 2003, coupled with the impact of lower non-deductible interest expense.

Now let’s look at the balance sheet.  The March 31, 2004 cash balance of $54.3 million was substantially lower than the balance at December 2003.  This decrease is customary, as the majority of our 2003 bonuses were paid in the first quarter of 2004.  The remaining bonuses, which are mostly related to employees in our foreign subsidiaries, will be paid in the second quarter of 2004.

The warehouse receivable represents loans committed for purchase by Freddie Mac.  These loans are funded via a credit line and the receivable and related debt balances fluctuate based upon pending loan closings.  Other current assets, which include accounts receivable, were lower than at year-end 2003 by $30.1 million, primarily because receivables relating to transaction-based revenue were seasonally lower in the first quarter when compared to our peak revenue production that occurs in the fourth quarter.  Other long-term asset balances were comparable with year-end balances.

Current liabilities, excluding short-term debt, decreased by approximately $123.5 million, mainly due to the payment of bonuses and taxes in the first quarter.  As is customary, we began borrowing from our revolving credit facility in mid-March.  Outstanding borrowings were $13.3 million at March 31, 2004, which was consistent with the revolver balance as of March 31, 2003.  Other long-term liabilities were comparable with year-end balances.

In the first quarter, total debt of CB Richard Ellis Group, excluding the LJ Melody warehouse line and the non-recourse debt related to co-investment activity, was $798.2 million or $255.1 million higher than the same quarter last year.  The increase was primarily due to the issuance of the $200 million senior unsecured notes and the additional $75 million term B loan in connection with the Insignia acquisition, the inclusion of Insignia notes of $12.6 million, and the additional $10 million term B loan borrowing related to the October refinancing of our credit facility.  These increases were offset by the $30 million redemption of the 16% mezzanine notes in the fourth quarter of 2003 and lower borrowing by our European operations.

We have completed our covenant calculations as of March 31, 2004 and we are in compliance with the financial covenant ratios, with sufficient cushion.  Additionally, our 2004 plan assumes a slight increase in interest rates in the second half of the year and just a modest improvement in the U.S. economy.  We continue to run covenant calculation models for 2004 and the results of those calculations show that we will be in compliance during 2004.

We are in the process of refinancing our credit facility, which we expect to become effective in the second quarter of 2004 and we expect will lower our interest expense.  In connection with this refinancing, we will borrow $295 million in the form of a new term B loan facility and reduce the current interest rate spread by 75-basis points.  We will use the proceeds to pay off the existing term B loan balance of $295 million.  We are also expecting to add $60 million of incremental capacity to the revolving credit facility, which will also have a lower interest rate spread of 125-basis points from the existing revolving facility.

I’ll now turn the call over to Brett to review the operational information in more detail.

B. White

Thank you, Ken.  In the Americas, revenue for the quarter increased by approximately 64% to $327 million.  EBITDA for the Americas was $15.2 million, which included $10.2 million of merger and integration charges.  Although the Insignia acquisition accounted for a large portion of the revenue increase, performance in the existing CBRE business was particularly strong in investment properties sales.  Combined sales transaction volume increased by approximately 13%, while leasing transaction volume increased by approximately 2%.  We also saw general revenue improvement in the Los Angeles, Chicago, mid-Atlantic and the New York tri-state regions.

In Europe, revenue for the first quarter was approximately 88% higher than the same period last year.  This increase was primarily driven by higher lease transaction revenue in London and Paris, as well as increased appraisal and consultation fees in the U.K., both resulting from the Insignia acquisition and the impact of foreign currency translation of $10.4 million.  EBITDA for the region was lower for the quarter, primarily due to the inclusion of $2.9 million of merger-related charges and integration costs, higher payroll-related costs and occupancy expenses related to the relocation of the U.K. facilities associated with the merger.

In Asia Pacific we have also seen a significant improvement in both the top and bottom line performance.  Revenues increased approximately 56% from the first quarter of the prior year, while Asia Pacific EBITDA rose by approximately 176% for the same period.  These increases were mainly due to improved performance in sales revenue in Singapore and China, where there are signs of general marketplace improvement as well as higher leasing revenue and appraisal fees in Australia, mainly due to the gain in market share.  Importantly, the Asia Pacific improvements are all the result of organic growth, as Insignia had no material operations in that region.

With that, I’ll turn the call over to Ray for concluding remarks.

R. Wirta

Thank you, Brett and thank you, Ken.  Just a few comments: Quarter to quarter we did well in all of our business activities in our geographies on a same-store compare basis with the one pleasant upside that the sale business, the U.S. sale business in particular, was very strong.  Generally speaking, we are looking forward to a recovering economy, which as I think everyone on the call knows, is a plus for our business.

Lastly, we’re effectively done with the Insignia acquisition integration.  We delivered more cost-savings than we expected and promised and we retained more revenue than we expected and promised.  So a very positive performance in regard to that and effectively the work is done.

With that, I’d like to ask the operator to open the call up to questions.

Moderator	Certainly. Thank you. We will have a question from the line of Cathy Nolan with Solomon Asset Management. Please go ahead.

C. Nolan	Yes, good morning. You just indicated that the Insignia integration is complete; does that mean that going forward we won’t see restructuring charges and integration costs run through the P&L?

R. Wirta	Cathy, I used the word “effectively” complete, which means there will be some modest expenses still passing through. I might ask Ken to comment briefly on our expectations in that regard.

K. Kay

Yes, we still have some costs that will be flown through the P&L.  For instance, the amortization of producer retention contracts; typically those contracts last for a number of years and accounting requires us to amortize over the life of the contract.

Then we also have some facility costs; we can only recognize the facility termination costs once those facilities are actually vacated.  So we have a few left to actually conclude.  The vast majority of them are behind us and we’re generating more savings than we anticipated, but we do have a couple of stragglers left to conclude and once we have those facilities vacated then we’ll have some additional costs from that.

C. Nolan

Okay, perhaps you can give some guidance on, I guess the merger-related charges this quarter were $10 million and the integration costs were about $3 million.  What might we expect going into the second, third and fourth quarter of the year?  Are we going to see that step down?  Perhaps you could just give some color on that?

K. Kay

Yes, I think for the balance of the year, as opposed to doing a quarterly breakout, in merger-related costs we’ll probably have about another $5 million or so.  Then on the integration costs for the balance of the year, we probably will have about, I would say, $6 million or $7 million left to go.

C. Nolan

Okay, thank you.  And perhaps on the revenue side, you did break out the foreign currency impact. How much of the revenue growth was internal growth versus the fact that Insignia is now — you know, the Insignia acquisition?

R. Wirta

We’ve been tracking the actuals for the two companies on a combined basis to compare our first quarter this year with the first quarter of last year with the two companies, as if they were combined, and the revenue quarter to quarter was up about 14%.

C. Nolan	Okay, and that would be pro forma combined in each the first quarter of this year and last year?

R. Wirta

Well, the way I think about it is we took the actual results for Insignia for last first quarter and our actual results for last year’s first quarter, added those together and compared those to our actual results for first quarter this year at the revenue line.

C. Nolan	And that’s plus 14%?

R. Wirta	That’s plus 14%. So I view that as organic growth.

C. Nolan	Right. Okay, thank you.

R. Wirta	You’re welcome.

Moderator	Thank you. We have a question from the line of Amy Yu with Nomura. Please go ahead.

A. Yu	Good morning.

R. Wirta	Good morning, Amy.

A. Yu

Historically, cost of services as a percent of sales have been significantly lower sequentially from Q4 to Q1 and this year it was slightly higher.  Is that a result of Insignia or is there some other change?

K. Kay	Can you repeat your question just one more time just to make sure I understand it?

A. Yu	Sure. Cost of services as a percent of sales has been significantly lower sequentially from Q4 to Q1, historically, and this year it was just a tiny bit higher.

K. Kay	Yes, and what that really is and the reason it rose a little bit in Q1 is really the mix.  The way the Insignia compensation works it’s a little bit weighted more in the initial quarters where CB’s compensation is a little bit weighted more towards the latter quarters.  So as a result of that you’ll see a little bit of a rise in the earlier quarters as a result of now having them in on a full-time basis.

A. Yu	Okay, thank you.

R. Wirta	Thank you.

Moderator	Thank you. Ladies and gentlemen, no one else is queued up.

R. Wirta	Operator, it sounds like we’re out of questions?

Moderator	We do have one more for you.

R. Wirta	Terrific.

Moderator	Great. From Mr. Larry Clark, TCW. Please go ahead.

L. Clark

Good morning, gentlemen.  I just wanted to find out, typically what percentage of your annual revenue and EBITDA is generated in the first quarter?  Because obviously you’re a fourth quarter company.  But it looks like this is a pretty strong first quarter and I just want to get an idea from a percentage-basis, what traditionally do you expect in the first quarter relative to a full year?

K. Kay	Yes, traditionally what happens is our first quarter comprises about 20% from a revenue standpoint. Then from an EBITDA standpoint it’s probably closer to 10%.

L. Clark	Okay, so if these trends continue then you should have a pretty good year?

R. Wirta	No comment, but we’re smiling.

L. Clark	There you go. Thanks.

R. Wirta	Thank you.

Moderator	Thank you. And we have no one else queued up for questions. Speakers, please continue.

R. Wirta

Thank you, operator.  Thank you, everyone, for being on the call.  We appreciate your indulgence.  As always, if you have questions that you didn’t ask or think of later please call any one of us individually.  Thanks again for being on the call.  Thank you, operator.

Moderator

Thank you.  Ladies and gentlemen, this conference will be available for replay starting at 10:30 a.m. Pacific Time today and running through Thursday, May 13th at midnight.  You may access the AT&T Executive Playback service at any time by dialing 1-800-475-6701 and entering the access code of 730529.  International participants dial 320-365-3844.

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